SUN CAPITAL ADVISERS TRUST

Code of Ethics

As of February 15, 2005

  INTRODUCTION

  This Code of Ethics ("this Code") is divided into four parts. The first part contains the Statement of General Principles and Legal Requirements for Sun Capital Advisers Trust (the "Trust") and definitions not otherwise set forth herein. The second part contains provisions applicable to access persons of the Trust who are also access persons of Sun Capital Advisers LLC ("Sun Capital"). The third part of this Code contains provisions relating exclusively to the Independent Trustees of the Trust. The fourth part contains record keeping and other miscellaneous provisions.

  The Board of Trustees of the Trust has determined that the high standards established by Sun Capital may be appropriately applied by the Trust, without change, to those access persons of the Trust who are also access persons of Sun Capital and, accordingly, may have opportunities for knowledge of and, in some cases, influence over, the Trust's portfolio transactions. Trustees who are unaffiliated with Sun Capital (i.e., the Independent Trustees, as defined below) have comparatively less current knowledge and considerably less influence over specific purchases and sales of securities by the Trust. Therefore, this Code contains separate provisions exclusively applicable to such Independent Trustees.

    Statement of General Principles

    It is the policy of the Trust that no access person shall engage in any act, practice or course of conduct that would violate this Code or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17j-1 thereunder. The fundamental position of the Trust is, and has been, that each access person at all times shall place the interests of the Trust and its shareholders first. Accordingly, private financial transactions by access persons of the Trust must be conducted in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or on behalf of the Trust.

    Without limiting in any manner the provisions of the this Code or the fiduciary duty owed by access persons to the Trust, it should be noted that the Trust considers it proper that access persons personally purchase and sell securities in the same marketplace as the Trust; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved, and with an investment, rather than a trading, outlook. In making personal investment decisions with respect to any security, access persons must take extreme care must to ensure that the prohibitions of this Code are not violated.

    It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to the Trust.

    Legal Requirements

    Section 17(j) the 1940 Act provides, among other things, that it is unlawful for any affiliated person of the Trust to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by the Trust in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which states that it is unlawful for any affiliated person of the Trust, in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by the Trust:

    1. To employ any device, scheme or artifice to defraud the Trust;

    2. To make any untrue statement of a material fact to the Trust, or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances in which they were made, not misleading;

    3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

    4. To engage in any manipulative practice with respect to the Trust.

    Definitions

    For purposes of this Code, the following definitions shall apply:

    1. The term "access person" with respect to the Trust shall mean any "advisory person" of the Trust or of Sun Capital. The term "advisory person" shall mean (i) every Trustee, officer, or employee of the Trust and any member of the Board of Managers, officer, or employee of Sun Capital (or of any company in a control relationship to the Trust or Sun) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a covered security (as defined below) by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to the Trust or Sun Capital who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of covered securities. The term "advisory person" shall not mean, for purposes of this Code, any employee of any subadviser employed by Sun Capital on behalf of the Trust that is not otherwise affiliated with Sun Capital, it being expected that such persons shall instead be subject to the Code of such subadviser.2. The term "acquisition" or "acquire" includes any purchase and the receipt of any gift of a covered security (as defined below).

    3. The term "automatic investment plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

    4. The term "beneficial ownership" shall mean a direct or indirect "pecuniary interest" that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term generally means the opportunity directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of: (i) ownership of securities by any of such person's immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law) but the presumption of such beneficial ownership may be rebutted; (ii) the person's partnership interest in the portfolio securities held by a general or limited partnership which such person controls; (iii) the existence of a performance related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account; (iv) the person's right to receive dividends from a security even if such right is separate or separable from the underlying securities; (v) the person's interest in securities held by a trust under certain circumstances; and (vi) the person's right to acquire securities through the exercise or conversion of a "derivative security" (which term excludes (a) a broad-based index option or future; (b) a right with an exercise or conversion privilege at a price that is not fixed; and (c) a security giving rise to the right to receive such other security only pro rata by virtue of a merger, consolidation or exchange offer involving the issuer of the first security.

    5. The term "Compliance Review Office" shall mean the Chief Compliance Officer of the Trust and all Sun Capital personnel designated from time to time to receive and review reports of purchases and sales by access persons, to interpret this Code, and to establish procedures under this Code.

    6. The term "control", when used with respect to persons or companies in a "control relationship" to the Trust or Sun Capital, shall mean "control" as defined from time to time in Rule 17j-1 under the 1940 Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of the Trust or Sun Capital, unless such power is solely the result of an official position with the Trust or Sun Capital.

    7. The term "covered security" means a security as defined in Section 2(a)(36) of the 1940 Act, which defines "security" as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; except that it shall not include:

        shares of registered open-end investment companies
        direct obligations of the government of the United States
        bankers' acceptances
        bank certificates of deposit
        commercial paper
        high quality, short term debt instruments, including repurchase agreements; or
        any other security determined by the Securities and Exchange Commission or its staff to be excluded from the definition of covered security under Rule 17j-1 under the 1940 Act.

  8. The term "Independent Trustee" shall mean a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

  9. The term "initial public offering" shall mean an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

  10. The term "limited offering" shall mean an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) of such Act or Rule 504, 505 or 506 thereunder.

  11. The term "material non-public information" with respect to an issuer shall mean information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of such issuer.

  12. The term "purchase" shall include the writing of an option to purchase and the receipt of, through a gift or any other acquisition, a security.

  13. The term "sale" shall include the writing of an option to sell and the making of a gift.

  14. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

  15. The term "Trust" shall mean the Sun Capital Advisers Trust, a Delaware business trust, and any series of the Trust (other than a money market fund or a fund that does not invest in covered securities).

  Rules Applicable to Access Persons of Sun Capital Trust Who Are Also Access Persons of Sun Capital
    Incorporation of Sun Capital Code of Ethics

    1. The provisions of the Code of Ethics of Sun Capital, which is available from the Compliance Review Office, are incorporated herein by reference as the Trust's Code applicable to access persons (other than the Independent Trustees) of the Trust who are also access persons of Sun Capital.

    2. A violation of Sun Capital's Code of Ethics shall constitute a violation of this Code.

    Reports

  Access Persons of the Trust who are access persons of Sun Capital shall file the reports required under Sun Capital's Code of Ethics with the Compliance Review Office.

  Rules Applicable to Independent Trustees
    Prohibited Activities

    While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities.

    1. Competing with Trust Trades. No Independent Trustee shall, directly or indirectly, purchase or sell securities if the Independent Trustee knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for the Trust, or otherwise personally act to injure the Trust's securities transactions.

    2. Personal Use of Client Trading Knowledge. No Independent Trustee shall use the knowledge of securities purchased or sold by the Trust or securities being considered for purchase or sale by the to profit personally, directly or indirectly, by the market effect of such transactions.

    3. Disclosure of Client Trading Knowledge. No Independent Trustee shall, directly or indirectly, communicate to any person who is not an access person of the Trust any material non-public information relating to the Trust or any issuer of any security owned by the Trust, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of the Trust.

    Exempt Transactions and Conduct

    The Statement of General Principles and the Prohibited Activities set forth in the above Sections I.B and III.A, respectively, shall not be deemed to be violated by any of the following transactions:

    1. purchase or sales of covered securities for an account over which the Independent Trustee has no direct or indirect influence or control;

    2. purchases or sales of covered securities which are non-volitional on the part of the Independent Trustee;

    3. purchases of covered securities which are part of an automatic dividend reinvestment plan;

    4. purchases of covered securities made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Independent Trustee from the issuer, and sales of such rights so acquired;

    5. tenders of covered securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class; and

    6. purchases or sales of covered securities for which the Independent Trustee has received prior written approval from the Trust. Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code, Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

    Personal Reporting Requirements

    No Independent Trustee shall be required to submit to the Trust a report of any securities transactions during each quarterly period in which such Trustee has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a security (whether or not one of the exemptions listed in Section B applies) unless such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the fifteen (15) day period immediately preceding the date of the transaction by the Trustee such security was purchased or sold by the Trust or such security was being considered by the Trust or Sun Capital for purchase or sale by the Trust. Any required report shall be in the form designated from time to time by the Compliance Review Officer and shall be made not later than thirty (30) days after the end of each calendar quarter in which the transaction(s) to which the report relates was effected.

    Annual Certification of Compliance

    All Independent Trustees shall certify annually on the form designated from time to time by the Compliance Review Office that they (i) have read and understand this Code and recognize that they are subject hereto, (ii) have complied with the requirements of this Code and (iii) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

    Joint Participation

  Independent Trustees should be aware that a specific provision of the 1940 Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which the Trust is a "joint or a joint and several participant" with such person. Any transaction which suggests the possibility of a question in this area should be presented to legal counsel for review.

  MISCELLANEOUS
    Recordkeeping Requirements

    The Trust shall maintain and preserve:

    1. In an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

    2. In an easily accessible place, a record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

    3. A copy of each report (or any information provided in lieu thereof) submitted under this Code for a period of five years after the end of the fiscal year in which the report is made or the information provided, for the first two years in an easily accessible place;

    4. In an easily accessible place, a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code and a list of all persons who are members of the Compliance Review Office, which is responsible for reviewing such reports; and

    5. A copy of each report required by paragraph (c)(2)(11) of Rule 17j-1 for a period of five years after the end of the fiscal year in which the report is made, provided that for the first two years such copy must be maintained in an easily accessible place; and

    6. A written record of any decision, and the reasons supporting such decision, to approve the acquisition by an access person of securities offered in any initial public offering or limited offering for a period of five years after the end of the fiscal year in which the approval is granted.

    Confidentiality

    Information obtained from any access person under this Code will normally be kept in strict confidence by the Trust, but may be provided to third parties under certain circumstances. For example, reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation, and may be made available to other civil and criminal authorities.

    Code Approval and Review by the Board of Trustees

1. The Board of Trustees of the Trust, including a majority of the Independent Trustees, must approve the Code of the Trust, the code of ethics of each investment adviser and subadviser to any series of the Trust, and any material changes to these codes.

a. Before approving a code of the Trust, any investment adviser or subadviser to a series of the Trust, or any material change to such a code, the Board of Trustees of the Trust must receive a certification from the Trust, investment adviser or subadviser, as applicable, that it has adopted procedures reasonably necessary to prevent access persons from violating its code.

b. The Board of Trustees of the Trust, including a majority of the Independent Trustees, must approve the code of ethics of any investment adviser or subadviser to any series of the Trust before initially retaining the services of the investment adviser or subadviser.

c. The Board of Trustees of the Trust must approve a material change to a code no later than six months after adoption of the material change.

2. No less frequently than annually, the Compliance Review Office must furnish to the Trust's Board of Trustees, and the Board of Trustees must consider, a written report that:

a. Describes any issues arising under this Code or the existing procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b. Certifies that the Trust has adopted procedures reasonably necessary to prevent access persons from violating the Code.

3. No less frequently than annually, Sun Capital and each other investment adviser or subadviser to any series of the Trust must furnish to the Trust's Board of Trustees, and the Board of Trustees must consider, a written report that:

a. Describes any issues arising under the investment adviser or subadviser's code of ethics or the existing procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and

b. Certifies that the investment adviser or subadviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

D. Disclosure of Trust Policies Regarding Personal Securities Transactions

The Trust undertakes to include in its Registration Statement, as required by applicable law, disclosure (1) that the Trust, Sun Capital, and each other investment adviser or subadivser to any series of the Trust have adopted codes of ethics; (2) whether these codes permit fund personnel to invest in securities for their own accounts; and (3) that the codes are on public file with, and are available from, the Commission.

E. Interpretation

The Trust's Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

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